Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
National Rural Utilities Cooperative Finance Corporation

We consent to the incorporation by reference in the registration statements (No.333-177949, No. 333-187721, and No.333-191114) on Form S-3 of National Rural Utilities Cooperative Finance Corporation of our report dated August 28, 2014, with respect to the consolidated balance sheet of National Rural Utilities Cooperative Finance Corporation and subsidiaries as of May 31, 2014, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year ended May 31, 2014, which report appears in the May 31, 2014 annual report on Form 10-K of National Rural Utilities Cooperative Finance Corporation.

/s/ KPMG LLP

McLean, Virginia
August 28, 2014